Exhibit 1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31636) of Mettler Toledo International, Inc., of our report dated June 23, 2009 with respect to the statements of net assets available for benefits (modified cash basis) of Mettler Toledo, Inc. Enhanced Retirement Savings Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended, and the related supplemental schedule of Schedule H, Line 4i – schedule of assets (held at end of year) (modified cash basis) as of December 31, 2008 which report appears in the December 31, 2008 annual report on Form 11-K of Mettler Toledo, Inc. Enhanced Retirement Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 23, 2009

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